Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" in the Prospectus and Statement of Additional Information and to the use of our reports (1) dated February 20, 2004 with respect to the financial statements of Principal Life Insurance Company Variable Life Separate Account and (2) dated January 30, 2004 with respect to the consolidated financial statements and schedules of Principal Life Insurance Company in Pre-Effective Amendment No. 1 to the Registration Statement (Form N-6 No. 333-115269) and related Statement of Additional Information of the Principal Life Insurance Company Variable Life Separate Account Principal Variable Universal Life Income dated August 16, 2004.

                                                            /s/Ernst & Young LLP

Des Moines, Iowa
August 16, 2004